Exhibit 8.1.

Subsidiary	Jurisdiction of incorporation	Name under which the subsidiary does business
Central Vuelta de Obligado S.A.	City of Buenos Aires	Central Vuelta de Obligado

Proener S.A.U.	City of Buenos Aires	Proener

CP Renovables S.A.	City of Buenos Aires	CP Renovables

CPR Energy Solutions S.A.U. (formerly CP Achiras II S.A.U.)	City of Buenos Aires	CPR Energy Solutions

CP Patagones S.A.U.	City of Buenos Aires	CP Patagones

CP La Castellana S.A.U.	City of Buenos Aires	CP La Castellana

CP Achiras S.A.U.	City of Buenos Aires	CP Achiras

Parques Eólicos Australes S.A.	City of Buenos Aires	Parques Eólicos Australes

Central Aimé Painé S.A.	City of Buenos Aires	Central Aimé Painé

Vientos La Genoveva S.A.U.	City of Buenos Aires	Vientos La Genoveva

Vientos La Genoveva II S.A.U.	City of Buenos Aires	Vientos La Genoveva II

CP Manque S.A.U.	City of Buenos Aires	CP Manque

CP Los Olivos S.A.U.	City of Buenos Aires	CP Los Olivos